Exhibit 99.1
All Company Email
Subject Line: Connecting on Today’s News
Date: January 24, 2023

Hello team,

When I joined Vacasa in September, some opportunities for improvement were immediately clear. As a result, we made rapid changes in how we organize, how we work, and where we put our focus, investment, and resources.

Now, having taken more time through our annual planning process, it is clear to me that Vacasa has more work to do. As part of this, we need to reduce our costs and continue to focus on becoming a profitable company.

As a result, I am announcing the reduction of approximately 1,300 roles across the company, or about 17 percent of our total workforce.

I am deeply mindful of the impact of this decision and made it with careful consideration. I am grateful to the colleagues impacted by today’s announcement - who have already been notified - and to their many contributions to building Vacasa into the company we are today. We will be offering them severance, continuing healthcare benefits for current enrollees, and providing access to career placement services.

Looking forward, while these changes are difficult, they are the right decisions for our business. We have crafted our choices to maintain the strong service levels our owners and guests have come to expect from Vacasa.

As I have said before, I am optimistic about Vacasa’s potential. Because of that, I am equally focused on improving and accelerating our pace of execution across the company.

Our long-term success will be determined by our success in four simple principles:
•We must price and manage to deliver revenue to owners;
•We must operate consistently serving owners and guests;
•We must add homes to our platform to expand our market position; and
•We must build the right software and operating platform to learn and improve every day.

We will continue to put more and more of our focus, effort, and investment behind these four imperatives.

Vacasa is privileged to have an extraordinary opportunity ahead. I am committed to us reaching our potential by operating Vacasa with greater focus and discipline, building a company able to thrive in any season.

Thank you,
Rob Greyber